Filed Pursuant to Rule 424(b)(3)

Registration No. 333-292598

PROSPECTUS SUPPLEMENT No. 1

(To Prospectus dated January 16, 2026)

2,031,024 Shares of Common Stock

This prospectus supplement relates to the prospectus dated January 16, 2026, as amended and supplemented from time to time (the “Prospectus”), which permits the resale from time to time, by the selling securityholders in this prospectus under the caption “Selling Securityholders” of up to 2,031,024 shares of our common stock, par value $0.001 per share consisting of (1) (a) 1,042,820 shares of our common stock (the “Common Warrant Shares”) issuable upon exercise of the common stock purchase warrant (the “Common Warrants”,) and (b) 595,897 shares of Common Stock (the “Pre-Funded Warrant Shares”) issuable upon exercise of pre-funded warrants (the “Pre-Funded Warrants”) issued to Selling Securityholder in a private placement (the “December PIPE”) pursuant to that certain securities purchase agreement with the Selling Securityholder dated December 5, 2025 (the “Purchase Agreement”), (2) 368,471 shares of common stock (the “Inducement Warrant Shares”) issuable upon the exercise of warrants (the “Inducement Warrants”) issued to Selling Securityholder in a private placement (the “Warrant Inducement Offering”) pursuant to that certain Warrant Inducement Agreement with Selling Securityholder dated December 5, 2025 (the “Inducement Agreement”), and (3) 23,836 shares of common stock (the “Placement Agent Shares”) issuable upon the exercise of warrants issued to Selling Securityholder who acted as placement agent in the December PIPE (the “Placement Agent Warrants”), pursuant to that certain Placement Agent Agreement dated December 5, 2025 (the “PAA”). The Common Warrant Shares, Pre-Funded Warrant Shares, Inducement Warrant Shares, and the Placement Agent Shares, are collectively referred to herein as “Registrable Securities.”

This prospectus supplement is being filed to update and supplement the information included in the Prospectus as described herein and in the Current Report on Form 8-K filed with the SEC on January 26, 2026, which is set forth below.

On January 22, 2026, the Company entered into an Amendment to the Pre-Funded Warrants and an Amendment to the Purchase Agreement, (collectively, the “Amendments”). Pursuant to the Amendments, the contractual requirement that the Pre-Funded Warrants be exercisable only following receipt of stockholder approval was removed. As a result of the Amendments, the Pre-Funded Warrants are now exercisable immediately, subject to the terms and conditions set forth therein, including applicable beneficial ownership limitations. No other economic or substantive terms of the Pre-Funded Warrants were modified, and the total number of shares of Common Stock issuable upon exercise of the Pre-Funded Warrants remains unchanged.

This prospectus supplement is not complete without the Prospectus and this prospectus supplement should be read in conjunction with the Prospectus, which is qualified by reference hereto, except to the extent that the information in this prospectus supplement updates or supersedes the information in the Prospectus. Please keep this prospectus supplement for future reference.

Our common stock is traded on the Nasdaq Capital Market (“Nasdaq”) under the symbol “AEMD.” On January 26, 2026 the last reported sale price of our common stock as reported on Nasdaq was $2.84 per share. We are a “smaller reporting company” as defined under the federal securities laws and, under applicable Securities and Exchange Commission rules, we have elected to comply with certain reduced public company reporting and disclosure requirements.

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in the Prospectus and in our Annual Report on Form 10-K for the fiscal year ended March 31, 2025 filed with the Securities and Exchange Commission (the SEC) on June 26, 2025.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 27, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2026

Aethlon Medical, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-37487	13-3632859
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11555 Sorrento Valley Road, Suite 203 San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (619) 941-0360

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	AEMD	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Amendment to Securities Purchase Agreement

On January 22, 2026, Aethlon Medical, Inc. (the “Company”) and an institutional investor (the “Purchaser”) entered into the Amendment to Securities Purchase Agreement (the “SPA Amendment”). The SPA Amendment amends the terms of that certain Securities Purchase Agreement by and between the Company and the Purchaser dated December 5, 2025 (the “Securities Purchase Agreement”), as previously disclosed on the Current Report on Form 8-K filed by the Company on December 8, 2025.

The SPA Amendment removed the requirement that Company obtain shareholder approval of issuance or exercise the pre-funded warrants under Nasdaq 5635 prior to those pre-funded warrants becoming exercisable. As a result, the pre-funded warrants are immediately exercisable.

All other terms of the Securities Purchase Agreement remain unchanged.

Amendment to Pre-Funded Common Stock Purchase Warrant

Also on January 22, 2026, the Company and the Purchaser entered into the Amendment to Pre-Funded Common Stock Purchase Warrant (the “PFW Amendment”). The PFW Amendment amends the terms of that certain Pre-Funded Common Stock Purchase Warrant by and between the Company and the Purchaser dated December 8, 2025 (the “Warrant”), as previously disclosed on the Current Report on Form 8-K filed by the Company on December 8, 2025.

The PFW Amendment removed the requirement that Company obtain shareholder approval of issuance or exercise the pre-funded warrants under Nasdaq 5635 prior to those pre-funded warrants becoming exercisable. As a result, the pre-funded warrants are immediately exercisable.

Item 1.01 of this Current Report on Form 8-K contains only a brief description of the material terms of the amendments and does not purport to be a complete description of such. Such descriptions are qualified in their entirety by reference to the full text of the Amendments which are attached as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Amendment to Securities Purchase Agreement dated January 22, 2026
10.2	Amendment to Pre-Funded Common Stock Purchase Warrant dated January 22, 2026
104	Cover Page Interactive Data File (embedded within the inline XBRL Document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 26, 2026	Aethlon Medical, Inc.

	By:	/s/ James B. Frakes
	Name: Title:	James B. Frakes Chief Executive Officer and Chief Financial Officer

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Exhibit 10.1

AMENDMENT TO SECURITIES PURCHASE AGREEMENT

This AMENDMENT TO SECURITIES PURCHASE AGREEMENT (this “Amendment”), effective as of January 22, 2026 (the “Amendment Effective Date”), is by and between Armistice Capital, LLC or its assigns (“Holder”) and Aethlon Medical, Inc., a Nevada corporation (the “Company”), and amends that certain Securities Purchase Agreement dated December 5, 2025, by and between the Company and Holder (the “SPA”). Capitalized terms used in this Amendment but not defined herein shall have the respective meanings ascribed to them in the SPA.

WHEREAS, in accordance with the SPA, the Company desires to amend the SPA, pursuant to section 5.5 thereof, as provided in this Amendment, and Holder is willing to agree to the foregoing subject to the terms and conditions set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the Company and Holder hereto agree as follows:

1.	Amendments. Upon the effectiveness of this Amendment, in accordance with the provisions hereof and notwithstanding anything to the contrary contained in the SPA:

a.	Pre-Funded Warrant. The definition of “Pre-Funded Warrant” in Section 1.1 of the Agreement is hereby amended to add the following immediately preceding the last word “hereto”:

“, as amended from time to time.”

b.	Shareholder Approval. The definition of “Shareholder Approval” in Section 1.1 of the Agreement is hereby amended and restated in its entirety as follows:

“”Shareholder Approval” means the approval with respect to the issuance of the Common Warrants and the Warrant Shares upon the exercise thereof.”

2.	No Other Amendments; Confirmation. Except as expressly amended, modified and supplemented hereby, the provisions of the SPA are and shall remain in full force and effect.

3.	Integration. This Amendment and the SPA together constitute the entire agreement and the understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties with respect to the subject matter hereof.

4.	Governing Law. THIS AMENDMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING GOVERNING LAW AND CONSENT TO JURISDICTION SET FORTH IN SECTION 5.9 OF THE SPA, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY REFERENCE.

5.	Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which shall be deemed to be one and the same agreement. A signed copy of this agreement delivered electronically shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

AETHLON MEDICAL, INC.

By: /s/ James Frakes______________________
Name: James Frakes
Title: Chief Executive Officer and Chief Financial Officer

ARMISTICE CAPITAL MASTER FUND, LTD

By: /s/ Steven Boyd________________________
Name: Steven Boyd
Title: CIO of Armistice Capital, LLC, the Investment Manager

[Signature Page to Amendment]

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Exhibit 10.2

AMENDMENT TO PRE-FUNDED COMMON STOCK PURCHASE WARRANT

This AMENDMENT TO PRE-FUNDED COMMON STOCK PURCHASE WARRANT (this “Amendment”), effective as of January 22, 2026 (the “Amendment Effective Date”), is by and between Armistice Capital, LLC or its assigns (“Holder”) and Aethlon Medical, Inc., a Nevada corporation (the “Company”), and amends that certain Pre-Funded Common Stock Purchase Warrant, dated December 8, 2025, by and between the Company and Holder (the “Warrant”). Capitalized terms used in this Amendment but not defined herein shall have the respective meanings ascribed to them in the Warrant.

WHEREAS, in accordance with the Warrant, the Company desires to amend the Warrant, pursuant to section 5(l) thereof, as provided in this Amendment, and Holder is willing to agree to the foregoing subject to the terms and conditions set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the Company and Holder hereto agree as follows:

1.	Amendments. Upon the effectiveness of this Amendment, in accordance with the provisions hereof and notwithstanding anything to the contrary contained in the Warrant:

a.	Initial Exercise Date. The first paragraph of the Warrant beginning with “THIS PRE-FUNDED COMMON STOCK PURCHASE WARRANT” is hereby amended by deleting the phrase:

“at any time on or after the Shareholder Approval Date (as defined below) (the “Initial Exercise Date”)”

and replacing it with the following:

“at anytime on or after the Amendment Effective Date (the “Initial Exercise Date”)”

b.	Definitions. Section 1 of the Warrant is hereby amended by deleting each of the following defined terms in their entirety:

“Shareholder Approval”

“Shareholder Approval Date”

And references thereto in the Warrant are hereby deemed deleted.

2.	No Other Amendments; Confirmation. Except as expressly amended, modified and supplemented hereby, the provisions of the Warrant are and shall remain in full force and effect.

3.	Integration. This Amendment and the Warrant together constitute the entire agreement and the understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties with respect to the subject matter hereof.

4.	Governing Law. THIS AMENDMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING GOVERNING LAW AND CONSENT TO JURISDICTION SET FORTH IN SECTION 5(e) OF THE WARRANT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY REFERENCE.

5.	Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which shall be deemed to be one and the same agreement. A signed copy of this warrant delivered electronically shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

AETHLON MEDICAL, INC.

By: /s/ James Frakes_________________________
Name: James Frakes
Title: Chief Executive Officer and Chief Financial Officer

ARMISTICE CAPITAL MASTER FUND, LTD

By: /s/ Steven Boyd__________________________
Name: Steven Boyd
Title: CIO of Armistice Capital, LLC, the Investment Manager

HOLDER:

CP ACQUISITIONS, LLC

By:	/s/ Raymond N. Chang
Name:	Raymond N. Chang
Title:	Manager

[Signature Page to Amendment]

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